NSAR ITEM 77C



Van Kampen American Capital Strategic Sector Municipal Trust





(a)     A Special Meeting of Shareholders was held on October 23,
        1996.



(b)     The election of Trustees of Van Kampen American Capital
        Strategic Sector Municipal Trust (the "Fund") included:



        None



(c)     The following were voted on at the meeting:



        1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.



                      For   8,995,854          Against    179,581



        2) Approval of changes to Fundamental Investment Policies with respect to investments in other investment companies.



                      For   4,072,289          Against   226,641

                                               NSAR ITEM 77O

               Van Kampen American Capital Strategic Sector Municipal Income Trust
                                           10f-3 Transactions



Underwriting       Purchased From     Amount Purchased     Price Per Share    % of Underwriting   Date of Purchase
New York City G.O. Goldman Sachs      $3,000,000            $97.44              0.368%              1/17/97

Other Firms participating in the Underwriting:

1. Bear Stearns
2. Lehman
3. Merrill Lynch
4. Prudential
5. Smith Barney
6. Artermis
7. First Albany
8. J.P. Morgan
9. Morgan Stanley
10. Samual Ramirez
11. Advest
12. M.R. Beal
13. Cambridge
14. A.G. Edwards
15. Oppenheimer
16. Paine Webber
17. Roosevelt & Cross
18. Siebert Bradford
19. William Simon
20. Pryor McClerdon
21. Lebenthal